COMMON STOCK SUBSCRIPTION AGREEMENT

This Common Stock Subscription Agreement (this “Agreement”) is entered into by and between Financial Agency Group, a Wyoming corporation with its principal executive office located at 255 S Orange Avenue, Suite 104 #1261, Orlando, FL 32801, United States (the “Company”), and the undersigned subscriber (the “Subscriber”), effective as of the date the Company accepts this Agreement.

1. Subscription

1.1Subscription. The Subscriber hereby irrevocably subscribes for and agrees to purchase the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereof (the “Shares”), at a purchase price of $1.00 per share, for an aggregate subscription amount as set forth therein (the “Purchase Price”), subject to the terms and conditions set forth in this Agreement and the Offering Circular filed by the Company under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”).

1.2 Acceptance. The Subscriber understands and agrees that this subscription is not binding on the Company until it is accepted by the Company, in whole or in part, and that the Company reserves the right to reject this subscription, in whole or in part, in its sole and absolute discretion, for any reason or no reason, and that the Company may allot to the Subscriber fewer than the number of Shares subscribed for hereunder.

2. Representations and Warranties of the Subscriber

2.1Authority. If the Subscriber is an individual, the Subscriber has full legal capacity and authority to enter into and perform this Agreement. If the Subscriber is a corporation, partnership, trust, or other entity, it is duly formed and validly existing under the laws of the jurisdiction of its formation and has full power and authority to execute and perform this Agreement.

2.2No Government Disqualification. The Subscriber represents that neither the Subscriber nor any of its affiliates is subject to any disqualification provisions under Rule 262 of Regulation A under the Securities Act.

2.3Receipt of Offering Materials. The Subscriber acknowledges that it has received and carefully reviewed the Company’s current offering circular filed with the SEC

(the “Offering Circular”) and has had the opportunity to ask questions and receive answers from the Company regarding the Offering.

2.4Investment Purpose. The Subscriber is acquiring the Shares for the Subscriber’s own account, for investment purposes only, and not with a view to the resale or distribution thereof in violation of the Securities Act or applicable state securities laws.

2.5No Broker or Dealer Reliance. The Subscriber has not been induced to enter into this Agreement by any representation or warranty by any person except as expressly set forth in the Offering Circular and this Agreement.

2.6Risk Acknowledgment. The Subscriber understands that an investment in the Shares involves a high degree of risk and is suitable only for investors who can bear the loss of their entire investment. The Subscriber has such knowledge, sophistication, and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Company.

2.7Compliance with Laws. Any funds used for the subscription are not derived from illegal activity and do not violate U.S. anti-money laundering laws, the Bank Secrecy Act, the USA PATRIOT Act, or any other applicable law.

3. Representations and Warranties of the Company

3.1Organization and Authority. The Company is duly organized, validly existing, and in good standing under the laws of the State of Wyoming and is duly qualified to do business in each jurisdiction where such qualification is required.

3.2Valid Issuance. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

3.3No Conflict. The execution and delivery of this Agreement and the issuance of the Shares do not conflict with or result in a violation of the Company’s organizational documents or any applicable law.

4. Conditions to Subscription

4.1Payment of Purchase Price. The Subscriber shall deliver the Purchase Price by electronic payment, check, or wire transfer in immediately available funds to the account designated by the Company.

4.2Delivery of Shares. Upon acceptance of this Agreement and receipt of the Purchase Price, the Company shall deliver or cause its transfer agent to deliver the Shares to the Subscriber in book-entry form via direct registration.

4.3No Escrow. Funds delivered by the Subscriber are not subject to escrow and may be used by the Company upon acceptance.

5. Restrictions on Transfer

5.1No Immediate Liquidity. The Subscriber acknowledges that there is no public market for the Shares at the time of subscription, and there can be no assurance that such a market will develop.

5.2Legend. Any certificates or book-entry statements representing the Shares may bear a legend indicating that the securities have been issued pursuant to Regulation A and are subject to restrictions on transfer under applicable securities laws.

6. Miscellaneous

6.1Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida without regard to principles of conflict of laws.

6.2Entire Agreement. This Agreement (including the Offering Circular) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings.

6.3Amendment and Waiver. This Agreement may be amended only by a written instrument signed by both parties.

6.4Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

6.5Counterparts. This Agreement may be executed in counterparts, including electronically, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

The undersigned Subscriber hereby subscribes for the number of shares of Common Stock set forth below at a price of $1.00 per share and agrees to be bound by the terms of this Subscription Agreement.

Subscriber Name:	[to be completed at execution]
Number of Shares:	[to be completed at execution]
Total Subscription Amount:	[to be completed at execution]
Signature:	[to be completed at execution]
Date:	[to be completed at execution]

Accepted by Financial Agency Group:

By: ___________________________

Name: Rahul Malhotra

Title: Chief Executive Officer

Date: ___________________________